EX-FILING FEES

Calculation of Filing Fee Tables

S-8
(Form Type)

SONIC AUTOMOTIVE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, par value $0.01 per share	Other	2,000,000	$74.09	$148,180,000	0.00013810	$20,463.66
	Total Offering Amounts					$148,180,000		$20,463.66
	Total Fee Offsets							—
	Net Fee Due							$20,463.66
Offering Note
(1)    (a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates also covers any additional shares of the registrant’s Class A Common Stock that may become issuable under the Sonic Automotive, Inc. 2026 Equity Incentive Plan by reason of any stock split, stock dividend or other similar transaction.
(b) The proposed maximum offering price per unit and maximum aggregate offering price are estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per unit and maximum aggregate offering price are based upon the average of the high and low prices of the Class A Common Stock on May 1, 2026, as reported on the New York Stock Exchange.